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                    December 28, 2021

       Fred W. Cooper
       Chief Executive Officer
       KwikClick, Inc.
       585 West 500 South Suite 130
       Bountiful, UT 84010

                                                        Re: KwikClick, Inc.
                                                            Amendment No. 1 to
Registration Statement on Form 10-12G
                                                            Filed December 14,
2021
                                                            File No. 000-56349

       Dear Mr. Cooper:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              David S. Hunt